Exhibit 10(a)

                                 PROMISSORY NOTE


$4,340,000.00
                                                                October 25, 2005

CULP, INC.
1823 Eastchester Drive
High Point, North Carolina  27265
(hereinafter referred to as "Borrower")

WACHOVIA BANK, NATIONAL ASSOCIATION
301 South Tryon Street
Charlotte, North Carolina 28202
(hereinafter referred to as "Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Four Million Three Hundred Forty Thousand and No/100 Dollars ($4,340,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

LOAN AGREEMENT. This Note is subject to the financial covenant provisions of that certain Amended and Restated Credit Agreement between Bank and Borrower dated August 23, 2002, as modified from time to time (the "Credit Agreement"). Specifically, Borrower shall observe, perform and fulfill, for the benefit of the Bank, all those financial covenants and agreements, as the same are in effect on the date hereof or may hereafter be amended in writing executed by Bank, contained in the Credit Agreement, the provisions of which are incorporated herein by reference, which covenants and agreements Borrower shall continue to observe, perform and fulfill notwithstanding any termination of the Credit Agreement and notwithstanding that the indebtedness under the Credit Agreement has been or may hereafter be partially or fully repaid.

USE OF PROCEEDS. Borrower shall use the proceeds of the loan(s) evidenced by this Note for the commercial purposes of Borrower, as follows: finance real property known as 1823 Eastchester Drive, High Point, Guilford County, North Carolina.

SECURITY. Borrower has granted Bank a security interest in the collateral described in the Loan Documents, including, but not limited to, real and personal property collateral described in that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing ("Deed of Trust') of even date herewith.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note during each Interest Period from the date hereof at a rate per annum
("Interest Rate") equal to 1-month LIBOR plus 3.0% ("Applicable Margin"); provided, however, that for any fiscal period during which the Borrower's Debt/EBITDA Ratio is less than 3.00 to 1.00, the Applicable Margin shall be 2.50%. "Interest Period" means each period commencing on and including the date an interest payment is due as provided in the Repayment Terms paragraph and ending on but excluding the date the next interest payment is due, with the first interest period commencing on the date of closing. Upon determination by Bank of the Interest Rate for any Interest Period, such Interest Rate shall remain in effect for the entire Interest Period until redetermined for the next successive Interest Period. "LIBOR" is the rate for U.S. dollar deposits with a maturity equal to the number of months specified above, as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by Bank from another recognized source or interbank quotation). For purposes hereof, "Debt/EBITDA Ratio" shall have the meaning given such term in the Credit Agreement.

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INDEMNIFICATION. Borrower shall indemnify Bank against Bank's loss or expense as a consequence of (a) Borrower's failure to make any payment when due under this Note, (b) any payment, prepayment or conversion of any loan on a day other than the last day of the Interest Period, or (c) any failure to make a borrowing or conversion after giving notice thereof ("Indemnified Loss or Expense"). The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of that portion of the loan in the London interbank market.

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. ss. 101, as in effect from time to time) between Borrower and Bank or its affiliates, shall bear interest at the Interest Rate plus 3% ("Default Rate"), provided, if the Note is governed by the laws of the State of North Carolina and the original principal amount is less than or equal to $300,000.00, the Default Rate shall be the LIBOR-Based Rate. The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

REPAYMENT TERMS. This Note shall be due and payable in principal payments as set forth in Schedule A attached hereto and made a part hereof, plus accrued interest thereon on the date each principal payment is due. All remaining principal and interest shall be due and payable on October 25, 2010.

AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT. Borrower authorizes Bank to debit demand deposit account number 2040231023238 or any other account with Bank (routing number 0543000219) designated in writing by Borrower for any payments due under this Note. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

DEFINITIONS. Loan Documents. The term "Loan Documents", as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. ss. 101, as in effect from time to time). Obligations. The term "Obligations", as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. ss. 101, as in effect from time to time) between Borrower and Bank, or its affiliates, whenever executed. Affiliates; Subsidiaries. The term, "Affiliate" shall have the meaning as defined in 11 U.S.C. ss. 101, as in effect from time to time, except that the term "Borrower" shall be substituted for the term "Debtor" therein; the term "Subsidiary" shall mean any business in which Borrower holds, directly or indirectly, a controlling interest. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

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LATE CHARGE.  If any payments  are not timely made,  Borrower  shall also pay to
Bank a late charge equal to 4% of each payment past due for 15 or more days. This late charge shall not apply to payments due at maturity or by acceleration hereof, unless such late payment is in an amount not greater than the highest periodic payment due hereunder.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses actually incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding without reference to any statutory or other presumption.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEFAULT. If any of the following occurs, a default ("Default") under this Note shall exist: Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations or Default under this Note or any other Loan Documents. False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cross Default. At Bank's option, any default in payment or performance of any obligation under the Credit Agreement.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower's accounts without notice. Acceleration Upon Default. Accelerate the maturity of this Note and, at Bank's option, any or all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. ss. 101, as in effect from time to time) between Borrower and Bank, or its affiliates, which shall be due in accordance with and governed by the provisions of said swap agreements; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

FINANCIAL INFORMATION. Borrower shall furnish to Wachovia the financial information, in each instance prepared in accordance with generally accepted accounting principles consistently applied and otherwise in form (with original signatures) and substance satisfactory to Bank, as and when required to be delivered by Borrower to Bank in accordance with the provisions of the Credit Agreement (whether or not the Credit Agreement has terminated).

FINANCIAL COVENANTS. Borrower agrees to the following provisions from the date hereof until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, using the financial information for Borrower, its Subsidiaries, Affiliates and its holding or parent company, as applicable:
Debt/EBITDA Ratio. No later than April 30, 2007 and at all times thereafter, Borrower shall maintain a Debt/EBITDA Ratio of not more than 3.00 to 1.00. Required Hedge. Borrower shall hedge fifty percent (50%) of the floating interest expense of the loan evidenced by this Note (the "Loan") for the full term of the Loan by maintaining one or more interest rate swap transactions with Bank (or with another financial institution approved by Bank in writing) in an aggregate notional amount equal to fifty percent (50%) of the outstanding

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principal  balance of the Loan originally  scheduled to be outstanding  over its term when the hedge is executed and providing for a fixed rate acceptable to Bank, with Borrower making fixed rate payments and receiving floating rate payments to offset changes in the variable interest expense of the Loan, all upon terms and subject to such conditions as shall be reasonably acceptable to Bank (or if such transaction is with another financial institution, all upon terms and subject to such conditions as shall be approved by Bank in writing). Any prepayment, acceleration, reduction, increase or other change in the terms of the Loan will not alter the notional amount of any such interest rate swap transactions or otherwise affect Borrower's obligation to continue making payments under any such interest rate swap transactions, which will remain in full force and effect notwithstanding any such prepayment, acceleration, reduction, increase or change, subject to the terms of such interest rate swap transaction.


WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except to the extent otherwise provided by the Loan Documents or prohibited by law, each Borrower and each other person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may (i) extend, modify or renew this Note or make a novation of the loan evidenced by this Note, and/or (ii) grant releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or other person liable under this Note or any other Loan Documents, all without notice to or consent of each Borrower and other such person, and without affecting the liability of each Borrower and other such person; provided, Bank may not extend, modify or renew this Note or make a novation of the loan evidenced by this Note without the consent of the Borrower, or if there is more than one Borrower, without the consent of at least one Borrower; and further provided, if there is more than one Borrower, Bank may not enter into a modification of this Note which increases the burdens of a Borrower without the consent of that Borrower.

MISCELLANEOUS PROVISIONS. Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Organization; Powers. Borrower represents that Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, and is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such organization, (ii) has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated; and (iii) has the power and authority to execute, deliver and perform, and by all necessary action has authorized the execution, delivery and performance of, all of its obligations under this Note and any other Loan Document to which it is a party. Compliance with Laws. Borrower represents that Borrower and any subsidiary and affiliate of Borrower and any guarantor are in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. ss. 3617, et seq.) or narcotics (including 21 U.S.C. ss. 801, et seq.) and/or any commercial crimes; all applicable federal, state and local laws and regulations intended to protect the environment; and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable. None of Borrower, or any subsidiary or affiliate of Borrower or any guarantor is a Sanctioned Person or has any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC. The proceeds from the Loan will not be used to fund any operations in,

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finance any  investments or activities in, or make any payments to, a Sanctioned
Person or a Sanctioned Country. "OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control. "Sanctioned Country" means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published from time to time. "Sanctioned Person" means (i) a person named on the list of Specially Designated Nationals or Blocked Persons
maintained             by             OFAC              available             at
http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank's address on the first page hereof without regard to that state's conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower's Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates. Swap Agreements. All swap agreements (as defined in 11 U.S.C. ss. 101, as in effect from time to time), if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to this Note shall not apply to said swap agreements except as otherwise expressly provided in such payoff statement. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank's address on the first page hereof. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7628, P. O. Box 13327, Roanoke, VA 24040 or Wachovia Bank, National Association, Mail Code VA7628, 10 South Jefferson Street, Roanoke, VA 24011 or such other address as Bank may specify in writing from time to time. Notices to Bank must include the mail code. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or
entity.   The  captions  contained  in  the  Loan  Documents  are  inserted  for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. If there is more than one Borrower, each is jointly and severally obligated. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts. FINAL AGREEMENT. This Note and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

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ARBITRATION.  Upon  demand of any party  hereto,  whether  made  before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements. Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE AS TO WHICH BINDING ARBITRATION HAS BEEN DEMANDED.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

                                            CULP, INC.


[CORPORATE SEAL]                        By: /s/ Kenneth R. Bowling
                                           -------------------------------------
                                             Kenneth R. Bowling
                                             Vice-President - Finance, Treasurer

                      SCHEDULE A TO PROMISSORY NOTE                      1254961

The Note will be paid in the principal amounts plus accrued interest on the dates as shown below:


Payment Due Date     Principal Payment Due                 Remaining Principal
----------------     ---------------------                 -------------------
                                                                   Outstanding
                                                                   -----------
                                                (following scheduled principal
                                                                      payment)

Oct 25, 2005                          0.00                        4,340,000.00
Nov 25, 2005                     15,649.10                        4,324,350.90
Dec 27, 2005                     15,116.94                        4,309,233.96
Jan 25, 2006                     16,975.92                        4,292,258.04
Feb 27, 2006                     14,664.34                        4,277,593.70
Mar 27, 2006                     17,696.02                        4,259,897.68
Apr 25, 2006                     17,174.23                        4,242,723.45
May 25, 2006                     16,655.18                        4,226,068.27
Jun 26, 2006                     15,552.88                        4,210,515.39
Jul 25, 2006                     17,372.74                        4,193,142.65
Aug 25, 2006                     16,280.14                        4,176,862.51
Sep 25, 2006                     16,350.09                        4,160,512.42
Oct 25, 2006                     16,997.04                        4,143,515.38
Nov 27, 2006                     15,344.71                        4,128,170.67
Dec 26, 2006                     17,703.74                        4,110,466.93
Jan 25, 2007                     17,205.15                        4,093,261.78
Feb 26, 2007                     16,141.95                        4,077,119.83
Mar 26, 2007                     18,474.08                        4,058,645.75
Apr 25, 2007                     17,420.64                        4,041,225.11
May 25, 2007                     17,493.08                        4,023,732.03
Jun 25, 2007                     17,008.09                        4,006,723.94
Jul 25, 2007                     17,636.55                        3,989,087.39
Aug 27, 2007                     16,051.09                        3,973,036.30
Sep 25, 2007                     18,327.34                        3,954,708.96
Oct 25, 2007                     17,852.84                        3,936,856.12
Nov 26, 2007                     16,835.70                        3,920,020.42
Dec 26, 2007                     17,997.09                        3,902,023.33

Payment Due Date     Principal Payment Due                 Remaining Principal
----------------     ---------------------                 -------------------
                                                                   Outstanding
                                                                   -----------
                                                (following scheduled principal
                                                                      payment)

Jan 25, 2008                     18,071.93                        3,883,951.40
Feb 25, 2008                     17,608.72                        3,866,342.68
Mar 25, 2008                     18,756.22                        3,847,586.46
Apr 25, 2008                     17,764.97                        3,829,821.49
May 27, 2008                     17,310.45                        3,812,511.04
Jun 25, 2008                     18,972.60                        3,793,538.44
Jul 25, 2008                     18,523.04                        3,775,015.40
Aug 25, 2008                     18,076.81                        3,756,938.59
Sep 25, 2008                     18,154.48                        3,738,784.11
Oct 27, 2008                     17,714.26                        3,721,069.85
Nov 25, 2008                     19,340.17                        3,701,729.68
Dec 26, 2008                     18,391.71                        3,683,337.97
Jan 26, 2009                     18,470.74                        3,664,867.23
Feb 25, 2009                     19,058.10                        3,645,809.13
Mar 25, 2009                     20,148.05                        3,625,661.08
Apr 27, 2009                     17,713.46                        3,607,947.62
May 26, 2009                     19,794.89                        3,588,152.73
Jun 25, 2009                     19,377.10                        3,568,775.63
Jul 27, 2009                     18,468.34                        3,550,307.29
Aug 25, 2009                     20,026.59                        3,530,280.70
Sep 25, 2009                     19,128.42                        3,511,152.28
Oct 26, 2009                     19,210.61                        3,491,941.67
Nov 25, 2009                     19,777.18                        3,472,164.49
Dec 28, 2009                     18,415.58                        3,453,748.91
Jan 25, 2010                     20,893.46                        3,432,855.45
Feb 25, 2010                     19,547.05                        3,413,308.40
Mar 25, 2010                     21,050.41                        3,392,257.99
Apr 26, 2010                     19,251.29                        3,373,006.70
May 25, 2010                     20,739.29                        3,352,267.41
Jun 25, 2010                     19,893.33                        3,332,374.08
Jul 26, 2010                     19,978.81                        3,312,395.27
Aug 25, 2010                     20,523.80                        3,291,871.47
Sep 27, 2010                     19,240.27                        3,272,631.20
Oct 25, 2010                  3,272,631.20                                0.00